Exhibit 99.1

ACE*COMM ENTERS INTO A DEFINITIVE AGREEMENT FOR ACQUISITION

Ariston Global Intends to Purchase ACE*COMM

GAITHERSBURG, Md. -- ACE*COMM Corporation (ACEC.OB) announced today that it has entered into an Agreement and Plan of Merger with affiliates of Ariston Global. Under the terms of the agreement, affiliates of Ariston Global will acquire the Company for $19,500,000, less deductions for the repurchase of ACE*COMM’s senior secured convertible notes, amounts associated with the repurchase of outstanding warrants, transaction expenses, and change in control expenses. The resulting per share merger consideration is expected to be in the range of $0.54 and $0.56. This represents a premium of roughly 54% to 60% over the closing price of the company’s shares on July 11, 2008. Upon the completion of the transaction, ACE*COMM will no longer be a publicly traded company.

The transaction is subject to customary closing conditions and is also conditioned upon Ariston Global securing a portion of the purchase price in debt financing and the approval of ACE*COMM shareholders. Under the terms of the merger agreement, until the earlier of August 8, 2008 or the mailing of a proxy seeking approval of the transaction to the ACE*COMM shareholders, ACE*COMM is permitted to solicit alternative transaction proposals from other parties. In addition, the Company may, at any time, subject to the provisions of the merger agreement, respond to unsolicited proposals.

ACE*COMM’s board of directors has unanimously approved the merger agreement and recommends that Company shareholders approve the merger. Rutberg and Company, LLC acted as financial advisor to ACE*COMM in connection with this transaction.

“Ariston Global is an outstanding fit for our employees, customers and products,” said Jim Greenwell, ACE*COMM President and CEO. “When you add ACE*COMM’s capabilities to those of Ariston Global, the combined companies will be able to better serve our customers through a broader product offering and a deeper employee base. As well, the premium to shareholders makes this an offer that the Board believes is in the best interests of shareholders.”

Steve Dubnik, co-CEO of Ariston Global commented, “ACE*COMM is a quality company with innovative products that are an excellent fit with our strategic vision. The addition of ACE*COMM into the Ariston Global portfolio immediately extends our market footprint, and will enable us to gain scale, product breadth, and skilled employees that allow us to better meet the diverse and expanding needs of the global OSS/BSS services marketplace.”

About ACE*COMM

ACE*COMM is a global provider of advanced operations support systems (OSS) and service delivery solutions for telecommunications service providers and enterprises. ACE*COMM’s advanced OSS solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia and Internet communications networks. Network operators use them for revenue management, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care. ACE*COMM’s service delivery solutions provide mobile service providers with award-winning, in-demand consumer-oriented services to help them achieve and sustain market share, generate new revenue and position themselves as market innovators.

For almost 30 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning more than 4,000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel-Lucent, AT&T, Bell Aliant, Cincinnati Bell, Cisco, General Dynamics, IBM, Motorola, Northrop Grumman, Siemens, and VeriSign. Headquartered in Gaithersburg, MD, ACE*COMM has corporate offices in Australia, Canada and the UK. ACE*COMM is an ISO 9001 quality standard compliant company. For more information, visit www.acecomm.com.

About Ariston Global

Ariston Global's vision is to create an innovative organization through combinations of acquisition, merger and organic growth that will provide enabling tools, services and solutions to the communications industry worldwide.

Through thoughtful integration, collaboration and partnering, the Ariston Global group of companies realizes the benefits of an association with a larger, diverse and expanding organization - but without compromising each company's heritage of individual focus and passionate customer orientation.

Companies within the Ariston Global group include mediation pioneer TeleSciences (www.telesciences.com), The Strata Group (www.stratagroup.com) which provides self-care and provisioning solutions, business analytics specialist 10e Solutions (www.telesciences.com), and Interactive Enterprise (www.interactive-enterprise) which provides service provisioning and management principally in the cable and satellite broadband sectors.

Ariston Global is a portfolio company of the private equity firm Spire Capital Partners, LLC, and is based outside Rochester, NY.

Forward-Looking Statements. Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the merger; the failure to obtain necessary financing arrangements in connection with the merger; the Company’s ability to adequately support its operations and access to capital, and other risks detailed from time to time in the Company’s Reports on Form 10-K and 10-Q and other reports filed with the Securities Exchange Commission (“SEC”).

Additional Information about the Merger and Where to Find It

In connection with this proposed transaction, ACE*COMM expects to file a merger proxy with the SEC in the near future. At such time as the SEC clears the proxy for mailing and Ariston Global obtains a financing commitment, the proxy will be submitted to the ACE*COMM shareholders for approval. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the Company’s shareholders. In addition, shareholders will be able to obtain the proxy statement and all other relevant documents filed by the Company with the SEC free of charge at the SEC’s Web site www.sec.gov. Copies of the Company's SEC filings will also be available on the Company's website at www.acecomm.com.

Interests of Participants in the Solicitation

The Company and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in favor of the proposed transaction. Information regarding the interests of potential participants in the proxy solicitation will be included in the definitive proxy statement that the Company intends to file with the SEC in connection with the special meeting of its shareholders.

Media Relations Contact:

media@acecomm.com

+1 301.721.3000

Investor Relations Contacts:

Jody Burfening/Harriet Fried

hfried@lhai.com

+1 212.838.3777